Exhibit 11.1


                    COMPUTATION OF PER COMMON SHARE EARNINGS



THREE MONTHS ENDED MARCH 31,                 1997              1996
                                         ------------       -----------
Earnings Per Share - Primary:

Weighted average of common
      shares outstanding:                  18,300,043        13,231,306

Common share equivalents;
      options and warrants:                   184,979            15,348

Common share equivalents; Excel
      Realty Partners, L.P. units:            267,845                --
                                         ------------       -----------

Weighted average of common
      shares and common share
      equivalents outstanding:             18,752,867        13,246,654
                                         ============       ===========


Net Income:                              $ 10,310,000       $ 5,858,371

Preferred stock distributions paid:        (1,466,000)               --

Adjustments to net income for
      common share equivalents:              (214,000)               --
                                         ------------       -----------

Adjusted net income for earnings
      per share calculation:             $  8,630,000       $ 5,858,371
                                         ============       ===========

Earnings per share                       $       0.46       $      0.44
                                         ============       ===========


Note: The fully dilutive calculation for earnings per share is not significantly different from the primary calculation above.